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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                     Years Ended
                                              ----------------------------------------------------
                                                      April 30,          December 31,  December 31,
                                              -------------------------  ------------  ------------
                                                1996     1997     1998       1999          2000
                                              -------  -------  -------  ------------  ------------
Earnings:

Income before extraordinary item and
  contribution to Equity Compensation
  Plan                                        $ 8,283  $10,685  $ 2,319    $  (818)      $(2,455)

Interest expense including amortization
   of debt issuance costs                       6,630    7,816   15,246     27,440        31,097

Interest portion of Rental Expense                438      467      436        596           632
                                              -------  -------  -------    -------       -------
Total Earnings                                $15,351  $18,968  $18,001    $27,218       $29,274
                                              =======  =======  =======    =======       =======

Fixed Costs:

Interest expenses including
  amortization of debt issuance costs         $ 6,630  $ 7,816  $15,246    $27,440       $31,097

Interest portion of Rental Expense                438      467      436        596           632
                                              -------  -------  -------    -------       -------
Total Fixed Charges                           $ 7,068  $ 8,283  $15,682    $28,036       $31,729
                                              =======  =======  =======    =======       =======
Ratio of Earnings to Fixed Charges               2.17x    2.29x    1.15x      0.97x         0.92x
                                              =======  =======  =======    =======       =======